Exhibit 99.1

Company Contact:

Charles R. Daniel, III

Vice President – Finance

(314) 621-0699

Final For Release

Investor Contacts:

Integrated Corporate Relations

Allison Malkin/Jane Thorn Leeson

(203) 682-8225/(646) 277-1223

BAKERS FOOTWEAR REPORTS FOURTH QUARTER AND FISCAL 2007 NET SALES

Fourth Quarter Comparable Store Sales Decrease 6.8%

Full Year Fiscal 2007 Comparable Store Sales Decrease 12.3%

ST. LOUIS, MO., February 7, 2008 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 249 stores, today reported fourth quarter fiscal 2007 net sales.

For the thirteen weeks ended February 2, 2008, the Company’s fourth fiscal quarter, net sales were $54.7 million, down $6.5 million or 10.6% from $61.2 million for the fourteen weeks ended February 3, 2007. Comparable store sales for the fourth quarter of fiscal 2007, which compares the thirteen-week period ended February 2, 2008 to the thirteen-week period ended January 27, 2007, decreased 6.8%. Comparable store sales for the fourth quarter of fiscal 2006 decreased 13.8%.

For the fifty-two weeks ended February 2, 2008, net sales were $186.3 million, down $18.4 million or 9.0% from $204.8 million in the fifty-three weeks ended February 3, 2007. Comparable store sales for fiscal year 2007, which compares the fifty-two week period ending February 2, 2008 to the fifty-two week period ending January 27, 2007, decreased 12.3%. Comparable store sales for fiscal year 2006 decreased 7.1%.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group, stated: “Our fourth quarter sales results reflected an improvement over our sales trend for the preceding twelve months, driven by a positive response to our boot offerings – an important category for the quarter. As we begin fiscal 2008, we are pleased with our positioning, having ended the quarter with inventories in excellent shape, and with added liquidity from our recent financing transaction. This, combined with early favorable reads on spring product, positions us well for a rebound in 2008.”

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 240 stores nationwide under its Bakers and Wild Pair formats. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.